Exhibit 4.2

Description of Securities

Capitalized terms used herein but not defined herein have the meanings set forth in the Annual Report on Form 10-K to which this Exhibit is attached.
The following description is based on relevant portions of the DGCL, the Investment Company Act, our Certificate of Incorporation and our Bylaws (our Bylaws and our Certificate of Incorporation are referred to collectively as the “Governing Documents”). This summary possesses the provisions deemed to be material, but is not necessarily complete, and you should refer to the Investment Company Act, the DGCL, and our Governing Documents for a more detailed description of the provisions summarized below.
Capital Stock
Our authorized stock consists of 250,000,000 shares of Common Stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. As of September 30, 2019, we have 8,309,861 shares of Common Stock issued and outstanding and as of such date we have not issued any shares of preferred stock. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, holders of equity securities of a corporation, such as our Common Stock, will generally not be personally liable for our debts or obligations. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Under the terms of our Certificate of Incorporation, holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of Stockholders, and holders of Common Stock do not have cumulative voting rights. Accordingly, subject to the rights of any outstanding preferred stock, holders of a majority of the shares of Common Stock in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive proportionately any dividends declared by our board, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding-up, the holders of Common Stock will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and will be subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock will be subject to the rights of the holders of any series of preferred stock that we may designate and issue in the future. In addition, holders of Common Stock may participate in our dividend reinvestment plan if we adopt one.
Purchasers of our shares of Common Stock are subject to a Subscription Agreement. The Subscription Agreement provides that shares of Common Stock issued prior to a Liquidity Event may not be Transferred unless (a) we give consent, (b) the Transfer is made in accordance with applicable securities laws and (c) the Transfer otherwise complies with the restrictions in the Subscription Agreement.
The Subscription Agreement also provides that, following a Qualified Listing and continuing to and including the second anniversary of the completion of the Qualified Listing, a Stockholder may not, without our prior written consent, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, a Stockholder may, without any further action on our

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part (but subject to any underwriters’ lock-up or other contractual restriction the Stockholder may be or become a party to), beginning on the date that is 180 calendar days after the Qualified Listing, Transfer Common Stock in transactions exempt from registration under the Securities Act (pursuant to Rule 144 or otherwise); provided that the number of shares of Common Stock so Transferred (a) may not exceed 25% of the Stockholder’s shares of Common Stock owned as of the completion of the Qualified Listing prior to 365 days after the completion of the Qualified Listing, (b) may not exceed 50% of the Stockholder’s shares of Common Stock owned as of the completion of the Qualified Listing prior to 540 days after the completion of the Qualified Listing, and (c) may not exceed 75% of the Stockholder’s shares of Common Stock owned as of the completion of the Qualified Listing prior to 720 days after the completion of the Qualified Listing; and provided, further that any Common Stock owned by the Stockholder as of the completion of the Qualified Listing not previously Transferred may be Transferred commencing 720 days after the completion of the Qualified Listing. Stockholders may also be restricted from selling or disposing of their Common Stock for a specified period of time pursuant to a customary lock-up agreement with the underwriters in connection with such Qualified Listing.

Preferred Stock
Under the terms of the Certificate of Incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without Stockholder approval. The board of directors has discretion to establish the number of shares to be included in each series and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each series, and any qualifications, limitations, or restrictions. The Investment Company Act limits our flexibility as to certain rights and preferences of the preferred stock under the Certificate of Incorporation. In particular, every share of stock issued by a BDC must be voting securities and have equal voting rights with every other outstanding class of voting securities, except to the extent that the stock satisfies the requirements for being treated as a senior security, which requires, among other things, that:

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immediately after issuance and before any distribution is made with respect to Common Stock, we must meet an asset coverage ratio, as calculated as provided in the Investment Company Act, of at least 150%; and

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the holders of shares of preferred stock must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as dividends on the preferred stock are unpaid in an amount equal to two full years of dividends on the preferred stock.

The features of the preferred stock are further limited by the requirements applicable to RICs under the Code.
Except as required by law, (a) holders of preferred stock will not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of the outstanding shares of any class or classes or series of capital stock (other than one or more series of preferred stock) if the holders of such affected class, classes or series are entitled, either separately as a class or together with the holders of one or more other such class or classes or series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to Delaware law; and (b) holders of preferred stock will not be entitled to vote on any amendment to the Certificate of Incorporation relating to any increase in the authorized number of shares of any class of capital stock, including the preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a Stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with providing leverage for our investment program, possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting securities.
Limitation on Liability of Directors and Officers; Indemnification and Advancement of Expenses
Section 102(b)(7) of the DGCL allows us to include in our Certificate of Incorporation a provision that limits or eliminates the personal liability of a director to us or the Stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not limit or eliminate liability:

•	for any breach of the director’s duty of loyalty to us or our Stockholders;

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•	for acts or omissions not in good faith or which involve intentional or a knowing violation of law;

•	under Section 174 of the DGCL, which relates to unlawful payment of dividends or unlawful stock purchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.
Section 145 of the DGCL allows for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such person under certain circumstances for liabilities, including reimbursement for expenses, arising under the Securities Act. Our Governing Documents provide that we will indemnify our directors and officers to the fullest extent authorized or permitted by law, and this right to indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and personal and legal representatives; however, for proceedings to enforce rights to indemnification, we will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless that proceeding (or part thereof) was authorized or consented to by our board of directors. The right to indemnification includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
Our obligation to provide indemnification and advancement of expenses is subject to the requirements of the Investment Company Act and Investment Company Act Release No. 11330, which, among other things, preclude indemnification for any liability (whether or not there is an adjudication of liability or the matter has been settled) arising by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties, and require reasonable and fair means for determining whether indemnification will be made.
In addition, we entered into indemnification agreements with our directors and officers that provide for a contractual right to indemnification to the fullest extent permitted by the DGCL.
We may, to the extent authorized from time to time by our board, provide rights to indemnification and to the advancement of expenses to our employees and agents similar to those conferred to our directors and officers. The rights to indemnification and to the advancement of expenses are subject to the requirements of the Investment Company Act to the extent applicable. Any repeal or modification of the Certificate of Incorporation by our Stockholders will not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer existing at the time of the repeal or modification with respect to any acts or omissions occurring prior to the repeal or modification.
Anti-Takeover Provisions
The following summary outlines certain provisions of Delaware law and the Certificate of Incorporation regarding anti-takeover provisions.
These provisions could have the effect of limiting the ability of other entities or persons to acquire control of us by means of a tender offer, proxy contest or otherwise, or to change the composition of our board of directors. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. These measures, however, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our Stockholders and could have the effect of depriving Stockholders of an opportunity to sell their shares of Common Stock at a premium over prevailing market prices. These measures could also have the effect of increasing our expenses and disrupting our normal operation. We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging acquisition proposals because the negotiation of the proposals may improve their terms.
Business Combinations
We have elected not to be subject to the provisions of Section 203 of the DGCL. However, the Certificate of Incorporation contains provisions that, at any point in time in which the Common Stock is registered under

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Section 12(b) or Section 12(g) of the Exchange Act, have the same effect as Section 203, except that it exempts Oaktree and its affiliates, and certain of their respective direct or indirect transferees and any group as to which such persons are a party, from the effect of those provisions. In general, those provisions will prohibit us from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting securities outstanding at the time the transaction commenced, excluding for purposes of determining the voting securities outstanding (but not the outstanding voting securities owned by the interested stockholder) those shares owned by (i) persons who are our directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting securities that are not owned by the interested stockholder.

These provisions define “business combination” to include the following:

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any merger or consolidation involving us or any direct or indirect majority-owned subsidiary of us (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the above prohibition on business combinations in the Certificate of Incorporation is not applicable to the surviving entity;

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any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of our assets or of any of our direct or indirect majority-owned subsidiaries which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all our assets determined on a consolidated basis or the aggregate market value of all our outstanding stock;

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subject to certain specified exceptions, any transaction that results in the issuance or transfer by us or by any of our direct or indirect majority-owned subsidiaries of any of our stock or of such subsidiary to the interested stockholder;

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any transaction involving us or any of our direct or indirect majority-owned subsidiaries that has the effect, directly or indirectly, of increasing the proportionate share of any class or series (or securities convertible into the stock of any class or series) of our stock or of any such subsidiary owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

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any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as our stockholder), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in the above bullet points) provided by or through us or any direct or indirect majority-owned subsidiary.

In general, these provisions define an “interested stockholder” as any entity or person (other than us or any direct or indirect majority-owned subsidiary of us) that (i) is the beneficial owner of 15% or more of our outstanding voting securities (excluding persons whose ownership is in excess of the 15% limitation as a result of any action taken solely by the Company) or (ii) is an affiliate or associate of us and was the beneficial owner of 15% or more of our outstanding voting securities at any time within the three-year period immediately prior to the relevant date, and the affiliates or associates of any such entity or person, but Oaktree and its affiliates, and certain of their respective

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direct or indirect transferees and any group as to which such persons are a party are excluded from the definition of interested stockholder.
Classified Board
Our Governing Documents provide that:

•	the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms (and the number of directors may never be fewer than one or greater than 12);

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directors elected by our Stockholders may be removed only for cause by the affirmative vote of 75% of the holders of our capital stock then outstanding and entitled to vote in the election of directors; and

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subject to the rights of any holders of preferred stock, any vacancy on the board of directors, however the vacancy occurs, and any newly created directorship due to an enlargement of the board, may only be filled by vote of a majority of the directors then in office, even if the remaining directors do not constitute a quorum, or by a sole remaining director.

The classification of our board of directors and the limitations on removal of directors and filling of vacancies and newly created directorships could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of management and our policies.
Action by Stockholders
Our Bylaws also provide that:

•	any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting; and

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special meetings of the stockholders may only be called by or at the direction of our board of directors, the Chairman of the board, or the Chief Executive Officer, and may not be called by any other person.

Our Bylaws provide that for Stockholder-proposed nominations and other matters to be considered “properly brought” before a meeting, a Stockholder must comply with requirements regarding advance notice. The purpose of requiring Stockholders to give us advance notice of Stockholder-proposed nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform Stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of Stockholders. The Certificate of Incorporation further provides that Stockholders may not take action by written consent in lieu of a meeting following a Qualified Listing. These provisions may discourage another person or entity from making a tender offer for Common Stock, except that they may do so prior to a Qualified Listing, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a Stockholder (such as electing new directors or approving a merger) only at a duly called Stockholders’ meeting, and not by written consent.
Amendments to Our Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. From and after the consummation of a Qualified Listing, the
Certificate of Incorporation will require the affirmative vote of the holders of at least 75% in voting power of the capital stock then outstanding and entitled to vote thereon, voting together as a single class, to amend certain specified provisions of the Certificate of Incorporation relating to our board of directors, limitation of liability and indemnification, amendments to our Certificate of Incorporation and Bylaws, meetings of stockholders, certain business combinations, and termination.

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Our Certificate of Incorporation permits our board of directors to amend or repeal our bylaws. Our Bylaws generally will be able to be amended or repealed by approval of a majority of the total number of authorized directors then in office. Additionally, our Stockholders will have the power to adopt, amend or repeal our bylaws, upon the affirmative vote of the holders of at least 75% in voting power of all of the then-outstanding capital stock entitled to vote thereon.
Conflict with Investment Company Act
Our Bylaws provide that, if and to the extent that any provision of the DGCL or the Bylaws conflict with any provision of the Investment Company Act, the applicable provision of the Investment Company Act will control.
Submission to Jurisdiction; Venue
Our Bylaws provide that, by purchasing or otherwise acquiring or holding any interest in shares of our capital stock, a Stockholder is consenting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or Stockholders to us or our Stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine.

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